Form10-Q

Exhibit 10.1
THE TIMBERLAND COMPANY
ANNUAL AWARD
RESTRICTED STOCK UNIT
AGREEMENT
     The Timberland Company, a Delaware corporation (“Timberland”), hereby grants effective as of [DATE] to [DIRECTOR] (“Participant”) [                    ] Restricted Stock Units (“RSUs”), which, if and when vested, will be delivered to Participant on a one for one basis, in shares of Class A Common Stock of Timberland and otherwise upon the terms and conditions set forth herein and in Timberland’s 2007 Incentive Plan, as amended to date (the “Plan”).
     1. Vesting of the RSUs. The RSUs will vest in the amounts and on the dates set forth below:
     [                    ] shares on and after [DATE]
     2. Adjustment of RSUs. In the event of a stock dividend, split-up, combination of shares or other similar capital change affecting the shares of Class A Common Stock of Timberland, the number of shares of Class A Common Stock of Timberland subject to this RSU Agreement shall be appropriately adjusted.
     3. Provisions of the Plan. This RSU Agreement is subject to the provisions of the Plan, a copy of which has already been furnished to the Participant.
     4. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of Timberland, and, in the event of the death of the Participant, his executor or administrator and the person or persons to whom the RSU is transferred by will or the laws of descent and distribution. Except to the extent provided above, this RSU Agreement may not be assigned by the Participant without the consent of Timberland. This RSU Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

THE TIMBERLAND COMPANY
By:
Jeffrey B. Swartz,
President and Chief Executive Officer

Receipt Acknowledged:

[DIRECTOR]